Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of June 20, 2014 (the “Effective Date”), is by and between Diligent Board Member Services, Inc., a Delaware corporation (the “Company”) and Alessandro Sodi (“Executive”).  Certain other capitalized terms used herein are defined in Section 8.17 below and throughout this Agreement.

W I T N E S S E T H:

WHEREAS, the Company desires to continue to employ Executive as its President and Chief Executive Officer and Executive desires to be so employed by the Company on the terms and conditions specified herein; and

WHEREAS, the Company and Executive each believe it is in their respective best interests to enter into this Agreement setting forth the mutual understandings and agreements reached between the Company and Executive with respect to Executive’s continued employment with the Company and certain restrictions on Executive’s conduct benefiting the Company during such time and thereafter, all as set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intended to be legally bound hereby, agree as follows:

ARTICLE 1
TERM OF AGREEMENT AND EMPLOYMENT

Section 1.1.                                 Employment and Acceptance.  During the Term (as defined in Section 1.2 below), the Company shall continue to employ Executive, and Executive shall accept such continued employment and serve the Company, subject to the terms of this Agreement.

Section 1.2.                                 Term.  The term of Executive’s employment hereunder shall commence on the Effective Date and shall continue until the earlier of (i) the termination of Executive’s employment hereunder by either party pursuant to the provisions of Article 5 herein, or (ii) the day proceeding the commencement of the Transition Period (if any) pursuant to Article 6 herein (the “Term”).

ARTICLE 2
TITLE; DUTIES AND OBLIGATIONS; LOCATION

Section 2.1.                                 Title.  During the Term, the Company shall continue to employ Executive to render full-time services to the Company, and Executive hereby accepts such continued employment.  During the Term, Executive shall serve in the capacity of President and Chief Executive Officer, subject to the terms of this Agreement.

Section 2.2.                                 Duties.  Subject to the direction and authority of the Board of Directors of the Company or the Executive Chairman, if any (in either case, the “Board”), Executive will perform such executive duties customarily performed by a president and chief executive officer of a company in similar lines of business as the Company, including such duties as may be assigned by the Board.  Executive shall report to, and be subject to the lawful direction of, the Board.  Executive agrees to perform to the best of his ability, experience and talent those acts and duties, consistent with the position of President and Chief Executive Officer of the Company, as the Board shall from time to time direct.  Executive may not engage, directly or indirectly, in any other business, investment or other activity that interferes with Executive’s performance of his duties and responsibilities hereunder, is contrary to the interest of the Company or any of its subsidiaries, or requires any significant portion of Executive’s business time.  The foregoing notwithstanding, the parties recognize and agree that Executive may (a) manage his passive personal investments, (b) engage in civic, charitable or religious activities, (c) serve as a director, trustee or member of a committee of any non-profit or charitable organization involving no conflict of interests with the interests of the Company, or (d) fulfill speaking engagements, teaching at continuing education seminars or fulfilling other professional or business educational opportunities, that (in each case) do not conflict with the business and affairs of the Company or interfere with Executive’s performance of his duties and responsibilities hereunder.  Except as provided for in clause (c) above, Executive may not serve on the board of directors (or similar governing body) of any entity other than the Company or its subsidiaries during the Term without the prior written approval of the Board.

Section 2.3.                                 Other Positions. During the Term, upon determination of the Board, Executive may be appointed as an officer or nominated for election to any governing body of any subsidiary of the Company for no additional compensation.

Section 2.4.                                 Compliance With Policies, etc.  During the Term, Executive shall adhere to the Company’s policies, rules and regulations governing the conduct of its employees, now in effect, or as subsequently adopted or amended, including, but not limited to, the Company’s Code of Conduct.

Section 2.5.                                 Location.  Executive shall perform his services principally at the Company’s headquarters in New York City.  Notwithstanding the foregoing, Executive shall be required to travel as necessary to perform his duties hereunder.

ARTICLE 3
COMPENSATION

Section 3.1.                                 Base Compensation.  During the Term, the Company shall pay Executive a base salary at the annualized rate of $500,000, which shall be subject to withholding and customary deductions and be payable in equal installments in accordance with the Company’s then-customary payroll practices for its executives (the “Base Salary”), and may be increased at the sole discretion of the Compensation Committee of the Board (the “Compensation Committee”).

Section 3.2.                                 Annual Bonus.  In addition to the Base Salary, Executive shall be eligible for an annual cash bonus (the “Bonus”) for each fiscal year completed during the Term in an amount determined by the Compensation Committee in its sole discretion based on the achievement of performance targets established by the Compensation Committee.  Executive’s target annual bonus shall not be less than $350,000 (payable at one hundred percent (100%) achievement of all applicable performance targets for the year, as determined by the Compensation Committee in its sole discretion).  In addition, Executive shall be permitted to earn a lesser or greater Bonus for performance levels below or above the targets for a fiscal year as established by the Compensation Committee, based on the same criteria made available to the Company’s other executive officers; provided, that, if the minimum performance targets for a fiscal year as established by the Compensation Committee are not satisfied, no Bonus will be payable for such fiscal year.  Any Bonus payable hereunder shall be paid in the fiscal year following the fiscal year to which such Bonus relates and within thirty (30) days following completion of the Company’s annual financial audit, subject to Executive’s continued employment with the Company at the time of payment.  For fiscal 2014, Executive will receive a Bonus equal to at least $250,000, with $100,000 payable by July 30, 2014 and the remainder payable in 2015 within thirty (30) days following completion of the Company’s annual financial audit and subject to Executive’s continued employment with the Company at the time of payment, notwithstanding the achievement of applicable performance targets set for the year by the Compensation Committee.

ARTICLE 4
BENEFITS AND EXPENSES

Section 4.1.                                 Benefit Plans.  Executive shall be entitled to participate in all benefit plans generally available to other senior executives of the Company on the same basis and to the same extent as other senior executives.  Executive shall be entitled to four weeks of paid vacation, annually during the Term (pro rated for partial years), which Executive shall take during such times as shall be consistent with Executive’s responsibilities.

Section 4.2.                                 Expense Reimbursement.  The Company shall reimburse Executive during the Term, in accordance with the Company’s policies, for out-of-pocket business expenses incurred by Executive in the performance of his duties hereunder.  In order to receive such reimbursement, Executive shall furnish to the Company documentary evidence of each such expense in the form required to comply with the Company’s policies.

ARTICLE 5
TERMINATION OF EMPLOYMENT

Section 5.1.                                 Termination Without Cause or Resignation For Good Reason.

(a)                       The Company may terminate Executive’s employment hereunder at any time without Cause (other than by reason of Disability) upon written notice to Executive, subject to Article 6.  Executive may terminate his employment hereunder for Good Reason upon written notice to the Company in accordance with the definition thereof.

(b)                       If Executive’s employment is terminated pursuant to Section 5.1(a) and Executive does not elect to remain employed by the Company during the Transition Period pursuant to Article 6, in full discharge of all of the Company’s obligations to Executive hereunder, the Company shall pay to Executive, and Executive shall be entitled to:

(i)             the Accrued Obligations;

(ii)          an annualized amount equal to the sum of (x) Executive’s Base Salary (as in effect immediately prior to the date of termination) and (y) $350,000, which amount shall be paid, subject to Section 5.1(d) and Section 5.5, in equal installments over the twelve (12) month period following the Termination Date in accordance with the Company’s then-customary payroll practices for executives;

(iii)       (A) any accrued but unpaid Bonus (including full discretionary components thereof, to the extent earned) relating to any completed fiscal year preceding the Termination Date (the “Unpaid Bonus”); and (B) if (and only if) Executive’s employment hereunder is terminated by the Company without Cause (other than by reason of Disability) pursuant to Section 5.1(a), a pro-rated Bonus for the fiscal year of the Termination Date calculated based on actual performance for such fiscal year (the “Pro-Rated Bonus”). The Unpaid Bonus shall be payable on the first payday following the 60th day after Executive’s Termination Date, and the Pro-Rated Bonus, if any, shall be paid on the later of (x) the 60th day after Executive’s Termination Date, or (y) the date on which the Bonus for such fiscal year would have otherwise been paid; and

(iv)      exercise outstanding options and, if exercisable, other equity-based awards granted by the Company to Executive in accordance with the terms of the applicable incentive plan and award agreements.

(c)                        Notwithstanding the provisions of Section 5.1(b)(ii) and Section 5.1(b)(iii), in the event a termination covered by Section 5.1(a) occurs (A) during the six (6) month period prior to a Change of Control that is initiated by the Company in contemplation of the Change in Control, or (B) during the six (6) month period following a Change of Control, in addition to any unpaid Accrued Obligations and the rights specified in Section 5.1(b)(iv),  the Company shall, subject to Section 5.1(d) and Section 5.5, pay to Executive an amount equal to the sum of (1) eighteen (18) months of Executive’s Base Salary (as in effect immediately prior to the Termination Date), (2) an amount equal to $525,000, (3) the Unpaid Bonus, and (4) if (and only if) Executive’s employment hereunder is terminated by the Company without Cause (other than by reason of Disability) pursuant to Section 5.1(a), the Pro-Rated Bonus, reduced by the sum of any amounts paid to Executive pursuant to Section 5.1(b)(ii) and Section 5.1(b)(iii), which amount shall be paid in a single lump sum on the first payday following the 60th day after the Termination Date (or, if later, on the date of the Change of Control).

(d)                       The Company’s payment of the amounts set forth in Section 5.1(b)(ii) and Section 5.1(b)(iii) or Section 5.1(c), if applicable, (the “Severance Payments”) shall be contingent upon Executive executing the Release described in Section 8.12 below, which must be executed by Executive and become effective (and non-revocable) within sixty (60) days after the Termination Date.  Subject to Section 5.5 hereof, the Severance Payments shall commence on the first regular payroll date of the Company that occurs after the date that is sixty (60) days after the Termination Date and the first Severance Payment shall include the cumulative amount of payments that would have been paid to Executive during the period of time between the Termination Date and the commencement date had such payments commenced immediately following the Termination Date.  The Company shall have no obligation to provide the Severance Payments in the event that Executive breaches the provisions of Article 7 of this Agreement.

Section 5.2.                                 Termination for Cause; Voluntary Termination.

(a)                       The Company may terminate Executive’s employment hereunder at any time for Cause upon written notice to Executive.  Executive may voluntarily terminate his employment hereunder at any time without Good Reason upon sixty (60) days prior written notice to the Company.

(b)                       If Executive’s employment is terminated pursuant to Section 5.2(a), in full discharge of all of the Company’s obligations to Executive hereunder, the Company shall pay to Executive (or his estate) the Accrued Obligations and the Unpaid Bonus.

Section 5.3.                                 Termination Resulting from Death or Disability.

(a)                       As the result of any Disability suffered by Executive, the Company may, upon five (5) days prior notice to Executive, terminate Executive’s employment under this Agreement.  Executive’s employment shall automatically terminate upon his death.

(b)                       If Executive’s employment is terminated pursuant to Section 5.3(a), Executive or Executive’s estate, as the case may be, shall be entitled to receive, and the Company’s sole obligation under this Agreement or otherwise shall be to pay or provide to Executive or Executive’s estate, as the case may be, the Accrued Obligations and the Unpaid Bonus.

Section 5.4.                                 Removal from any Boards and Position.  If Executive’s employment is terminated for any reason under this Agreement, he shall be deemed (without further action, deed or notice) to resign (i) if a member, from the board of directors of any subsidiary of the Company or any other board to which he has been appointed or nominated by or on behalf of the Company and (ii) subject to Article 6, from all other positions with the Company or any subsidiary of the Company, including, but not limited to, as an officer of the Company and any of its subsidiaries.

Section 5.5.                                 409A Compliance.  All payments under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Agreement must be modified to comply with Section 409A, such provision shall be read, or shall be modified, as the case may be, in such a manner so that no payment due to Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B).  If necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall be delayed until the first business day of the seventh month following the Termination Date and the first such payment shall include the cumulative amount of any payments (without interest) that would have been paid prior to such date if not for such restriction.  Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A.

ARTICLE 6

TRANSITION PERIOD PRIOR TO A CHANGE OF CONTROL.

(a)                       In lieu of the termination of Executive’s employment without Cause pursuant to Section 5.1(a) and the payments set forth in Section 5.1(b), prior to a Change in Control, upon notice of termination by the Company without Cause, Executive may elect in writing within five (5) business days thereof to remain employed by the Company in a non-executive capacity for the period commencing on the date of the notice of termination and ending on the earliest of (i) twelve (12) months from the date of the notice of termination, (ii) termination of Executive’s employment by the Company for Cause, or (iii) Executive’s death or voluntary termination of employment (the “Transition Period”).  Executive’s employment with the Company will automatically terminate at the end of the Transition Period.  In no event will any payments or benefits be payable to Executive under Article 5 hereof as a result of Executive’s termination of employment with the Company during or at the end of the Transition Period, in which case Company’s sole obligation hereunder to Executive will be to pay the Accrued Obligations.

(b)                       Subject to the direction and authority of the Board, Executive shall during the Transition Period devote at least twenty-five percent (25%) of his business time, ability, and attention to the business of the Company and to perform such duties related to the business of the Company as the Board may from time to time direct, which amount the parties agree will be sufficient to avoid a “separation from service” under Section 409A for all purposes under this Agreement.  During the Transition Period, Executive will report to and be subject to the lawful direction of the Board.

(c)                        During the Transition Period, the Company shall pay to Executive at an annualized salary rate equal to the sum of (x) Executive’s Base Salary (as in effect immediately prior to the commencement of the Transition Period) (the “Transition Period Payment”), (y) $350,000 and (z) the Pro-Rated Bonus (calculated as if the Termination Date occurred on the day preceding the commencement of the Transition Period), which payment shall be contingent upon Executive executing the Release described in Section 8.12 below, which must be executed by Executive and become effective (and non-revocable) within sixty (60) days after start of the Transition Period.  Subject to Section 5.5 hereof, the Transition Period Payment shall be payable in equal installments in accordance with the Company’s then-customary payroll practices for executives and commence on the first regular payroll date of the Company that occurs after the Company receives the executed Release and such release becomes non-revocable; provided that, the portion of the Transition Period Payment attributable to the Pro-Rated Bonus (if any) shall be paid on the later of (i) such first regular payroll date or (ii) the date on which the Bonus for such fiscal year would have otherwise been paid, but only if such date occurs during the Transition Period or following the expiration of the Transition Period pursuant to Section 6(a)(i) above.  The first installment of the Transition Period Payment shall include the cumulative amount of payments that would have been paid to Executive during the period of time between the date of the notice of termination and the commencement date had such payments commenced immediately following the date of the notice of termination.  The Company shall have no obligation to provide the Transition Period Payment in the event that Executive breaches the provisions of Article 7 of this Agreement.  For the avoidance of doubt, Executive shall not, during the Transition Period, be entitled to any Bonus or other payment, benefits (including vacation or other paid time off) or consideration from the Company for services rendered to the Company pursuant to this Article 6, except as expressly provided herein, provided, however, that all outstanding options or other equity or incentive based awards granted by the Company to Executive shall continue to vest during the Transition Period in accordance with the terms of the applicable incentive plan and award agreements (notwithstanding Executive’s reduced service commitments, but subject to Executive’s satisfaction of such reduced service commitments, during the Transition Period).

ARTICLE 7
NON-COMPETITION, CONFIDENTIALITY AND
 NON-SOLICITATION COVENANTS

Section 7.1.                                 Non-Competition, Confidentiality, etc.

(a)                       Executive acknowledges that Executive’s employment hereunder will provide Executive with access on a continual basis to confidential and proprietary information concerning the Business, the Company and its Affiliates, which is not readily available to the public and that the Company would not enter into this Agreement but for the covenants (the “Restrictive Covenants”) contained in this Article 7 and the Company’s Assignment of Inventions, Non-Disclosure and Non-Solicitation Agreement, attached hereto as Exhibit A (“Non-Disclosure Agreement”), which shall be executed on the Effective Date by Executive.

(b)                       To the extent permitted by applicable law, in consideration for the salary and other payments to be provided to Executive pursuant to this Agreement, during the Term, during any Transition Period and, for a period of twelve (12) months thereafter (the Term, any Transition Period and such twelve (12) month period, the “Restricted Period”), Executive agrees not to directly or indirectly, whether as an officer, employee, agent, partner, owner, lender, investor, consultant or otherwise, anywhere in the world: (i) compete with the Business or engage in the Business for his own account or for the account of any other person or entity, or (ii) engage in any other material activity conducted or proposed to be conducted by the Company at the time of such termination, provided, however, that Executive may own, directly or indirectly, solely as a passive investment, securities of any entity which are traded on any national securities exchange, if Executive is not a controlling person of, or a member of a group which controls, such entity, and in any event, does not, directly or indirectly, beneficially own two percent (2%) or more of any class of securities of such publicly traded entity.  A “material activity” for the purposes of this Section 7.2(b) shall mean a product or line of business which accounted for 10% or more of the Company’s revenues over the last two fiscal quarters immediately prior to the time of such termination, or a product or line of business in which the Company had invested $5 million or more in pursuing.

(c)                        The Restricted Period shall be extended for an amount of time equal to the time period during which Executive was in violation of any provision of this Article 7 and shall continue through any action, suit or proceedings arising out of or relating to this Article 7.

(d)                       This Article 7 and the Non-Disclosure Agreement shall survive any termination or expiration of this Agreement or the Term.

Section 7.2.                                 Reasonableness; Injunction.  Executive acknowledges and agrees that (i) Executive has had an opportunity to seek advice of counsel in connection with this Agreement and the Non-Disclosure Agreement, (ii) the Restrictive Covenants are reasonable in scope and in all other respects, (iii) any violation of the Restrictive Covenants will result in irreparable injury to the Company, (iv) money damages would be an inadequate remedy at law for the Company in the event of a breach of any of the Restrictive Covenants by Executive, (v) specific performance in the form of injunctive relief would be an adequate remedy for the Company, and (vi) the Restrictive Covenants shall be deemed a series of independent covenants in each jurisdiction in which they apply, and the invalidity or impairment of any Restrictive Covenant in any one such jurisdiction shall not affect the enforceability of the Restrictive Covenants in each and every other jurisdiction.  If Executive breaches or threatens to breach a Restrictive Covenant, the Company shall be entitled, in addition to all other remedies, to an injunction restraining any such breach, without any bond or other security being required and without the necessity of showing actual damages.  In addition, the Company shall be entitled to recover all reasonable attorneys’ fees and expenses incurred in connection with enforcing its rights under this Agreement and the Non-Disclosure Agreement.  Executive further agrees that a copy of a summons and complaint seeking the entry of an order to enforce its rights hereunder may be served upon Executive by certified mail, return receipt requested, at the address set forth in Section 8.5 below or at any other address which Executive shall designate in accordance with Section 8.5.

Section 7.3.                                 Nondisparagement.  Executive agrees that he will not at any time (whether during or after the Term) publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company and its subsidiaries, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns (the “Protected Parties”).  The Company agrees that it will not at any time (whether during or after the Term) publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning Executive.

ARTICLE 8
GENERAL PROVISIONS

Section 8.1.                                 Expenses.  The Company shall pay up to $50,000 for legal counsel for Executive in connection with the negotiation, preparation and execution of this Agreement to facilitate analysis and review necessary to enter into this Agreement, which the Company has requested.  Notwithstanding the foregoing to the contrary, the prevailing party in any dispute under this Agreement shall be entitled to recover from the losing party all fees, expenses and costs (including without limitation, attorneys’ fees and expenses) incurred by the prevailing party in connection with such dispute.

Section 8.2.                                 Key-Man Insurance.  Upon the Company’s request, Executive shall cooperate (including, without limitation, taking any required physical examinations) in all respects in obtaining a key-man life insurance policy on the life of Executive in which the Company is named as the beneficiary.

Section 8.3.                                 Entire Agreement.  This Agreement when executed, contains a complete statement of all of the terms of the arrangements between Executive and the Company with respect to Executive’s employment by the Company and supersedes any and all other agreements and understandings, whether oral or in writing, between the parties hereto with respect to the subject matter hereof.  For the avoidance of doubt, this Agreement replaces and supersedes that certain Employment Agreement dated June 27, 2011 by and between the Company and Executive, and no amounts shall be payable to Executive in respect of non-renewal of such agreement.  Each party acknowledges that no representations, inducements, promises or agreements, whether oral or in writing, have been made by any party, or on behalf of any party, which are not embodied herein.  No agreement, promise or statement not contained in this Agreement shall be valid and binding, unless agreed to in writing and signed by the parties sought to be bound thereby.

Section 8.4.                                 No Other Contracts.  Executive represents and warrants to the Company that neither the execution and delivery of this Agreement by Executive nor the performance by Executive of Executive’s obligations hereunder, shall constitute a default under or a breach of the terms of any other agreement, contract or other arrangement, whether written or oral, to which Executive is a party or by which Executive is bound, nor shall the execution and delivery of this Agreement by Executive nor the performance by Executive of his duties and obligations hereunder give rise to any claim or charge against either Executive, the Company or any Affiliate, based upon any other contract or other arrangement, whether written or oral, to which Executive is a party or by which Executive is bound.  Executive further represents and warrants to the Company that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreement, contract or arrangement, whether written or oral, in favor of any entity or person which would in any way preclude, inhibit, impair or limit Executive’s ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.  Executive shall defend, indemnify and hold the Company harmless from and against all claims, actions, losses, liabilities, damages, costs and expenses (including reasonable attorney’s fees and amounts paid in settlement in good faith) arising from or relating to any breach of the representations and warranties made by Executive in this Section 8.4.

Section 8.5.                                 Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, faxed, or sent by nationally recognized overnight courier service (with next business day delivery requested).  Any such notice or communication shall be deemed given and effective, in the case of personal delivery, upon receipt by the other party, in the case of faxed notice, upon written receipt of transmission of the fax, in the case of a courier service, upon the next business day, after dispatch of the notice or communication.  Any such notice or communication shall be addressed as follows:

If to the Company, to:

Diligent Board Member Services, Inc.

1385 Broadway, 19th Floor

New York, New York 10018

Attn: Corporate Secretary

With a copy to:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Telephone:  212.419.5843

Facsimile:  973.535.3357

Attn: Marita A. Makinen, Esq.

If to Executive, to:

Alessandro Sodi

c/o Diligent Board Member Services, Inc.

1385 Broadway, 19th Floor

New York, New York 10018

Telephone:  212.741.8181

Facsimile:  212.629.8785

With a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Telephone:  212.455.2477

Facsimile:  212.455.2502

Attn: Gregory T. Grogan, Esq.

Any person named above may designate another address or fax number by giving notice in accordance with this Section to the other persons named above.

Section 8.6.                                 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law.

Section 8.7.                                 Waiver.  Either party may waive compliance by the other party with any provision of this Agreement.  The failure of a party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  No waiver of any provision shall be construed as a waiver of any other provision.  Any waiver must be in writing.

Section 8.8.                                 Severability.  If any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement.  In addition, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.

Section 8.9.                                 Counterparts.  This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart.  Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all of the parties hereto.

Section 8.10.                          Advice of Counsel.  Both parties hereto acknowledge that they have had the opportunity to seek and obtain the advice of counsel before entering into this Agreement and have done so to the extent desired, and have fully read the Agreement and understand the meaning and import of all the terms hereof.

Section 8.11.                          Assignment.  This Agreement shall inure to the benefit of the Company and its successors and assigns and shall be binding upon the Company and its successors and assigns.  This Agreement is personal to Executive, and Executive shall not assign or delegate his rights or duties under this Agreement, and any such assignment or delegation shall be null and void.

Section 8.12.                          Release.  Notwithstanding anything to the contrary in this Agreement, except in the case of a termination pursuant to Executive’s death, Executive shall not be entitled to receive any post-employment compensation pursuant to Section 5.1(b) or Section 5.1(c) hereof or any compensation during the Transition Period pursuant to Article 6 hereof, unless prior to the receipt of such compensation, Executive executes and delivers to the Company a release, in form and substance satisfactory to the Company under which Executive releases and discharges the Company and its subsidiaries and Affiliates and each of their respective officers, directors, shareholders, partners, managers, agents, employees and other related parties, from any claims and causes of action of any kind, including, but not limited to, claims and causes of actions arising out of Executive’s employment (including Executive’s election to remain employed by the Company during the Transition Period) or termination of employment, but excluding claims and causes of action arising solely out of the obligations of the Company to make payments or provide benefits to Executive after the termination of such employment pursuant to the express provisions of the Agreement.

Section 8.13.                          Agreement to Take Actions.  Each party to this Agreement shall execute and deliver such documents, certificates, agreements and other instruments, and shall take all other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement.

Section 8.14.                          No Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 8.14 shall preclude the assumption of such rights by executors, administrators or other legal representatives of Executive or Executive’s estate and their assigning any rights hereunder to the person or persons entitled thereto.

Section 8.15.                          Tax Withholding.  The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes.

Section 8.16.                          Limitation on Parachute Payments.

(a)                       In the event that the payments or other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either (x) delivered in full, or (y) delivered to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in payments or benefits constituting “parachute payments” is necessary pursuant to the foregoing provision, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; and reduction of employee benefits. If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock awards.

(b)                       Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8.16 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes and may be relied upon by the Company. For purposes of making the calculations required by this Section 8.16, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Employee shall provide to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8.16. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8.16.

Section 8.17.                          Definitions.  The following definitions apply to this Agreement:

(a)                       “Accrued Obligations” means (i) Executive’s accrued but unpaid Base Salary through the final date of Executive’s employment by the Company (the “Termination Date”),

payable in accordance with the Company’s standard payroll practices, (ii) Executive’s accrued but unused accrued vacation (in accordance with the Company’s policies), (iii) expenses reimbursable under Section 4.2 incurred on or prior to the Termination Date but not yet reimbursed and (iv) any accrued and unpaid amounts due and owing under any Company health plan in which Executive participates, in accordance with the terms of such plan(s).

(b)                       “Affiliate” means, with respect to a specified entity, any individual or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified entity.

(c)                        “Applicable Bonus Plan” means shall be the Company’s bonus plan then in effect if such plan contemplates Executive or, if no bonus plan is then in effect that contemplates Executive, the bonus plan for the immediately preceding bonus period.

(d)                       “Business” means the business of manufacturing, providing or marketing software for digital board books or board portals—whether delivered via the Application Service Provider model or as installed software—to desktop PCs, laptops, PDAs, mobile phones and computing devices (or other form of computing or electronic device) and any additional Material Businesses presently or hereafter conducted by the Company and its Affiliates.  “Material Business” for purposes of this Section 8.17(d) shall mean a line of business which accounted for 10% or more of the Company’s revenues during the period of time in which Executive was employed by the Company or any of its Affiliates.

(e)                        “Cause” means: (i) Executive commits a material act of dishonesty, deceit, or breach of fiduciary duty in the performance of Executive’s duties as an employee of the Company; (ii) Executive neglects or fails on a recurring basis and in a material respect, to perform Executive’s job duties as defined in Section 2.2 hereof; (iii) Executive substantially violates any written policy or reasonable expectation of the Company regarding employee behavior or conduct that has been communicated to Executive by the Company or such employee behavior or conduct is outside the remit of Executive’s job description and Executive does not cure such breach within thirty (30) days after written notice from the Company; (iv) Executive is convicted of, or pleads nolo contendere, to (a) any felony, or any misdemeanor involving moral turpitude or (b) any crime or offense involving dishonesty with respect to the Company or (v) Executive materially breaches any provision of this Agreement and does not cure such breach within thirty (30) days after written notice from the Company, except that such cure period shall not apply to any breach by Executive of the Restrictive Covenants, provided that subclauses (ii) and (iii) of this Section 8.17(e) shall not apply during the Transition Period (if any).

(f)                         “Change in Control” means (a) a change in ownership of the Company under clause (i) below or (b) a change in the ownership of a substantial portion of the assets of the Company under clause (ii) below:

(i)             Change in the Ownership of the Company.  A change in the ownership of the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in clause (iii) below), acquires ownership of capital stock of the Company that, together with capital stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the capital stock of the Company.  However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the capital stock of the Company, the acquisition of additional capital stock by the same person or persons shall not be considered to be a change in the ownership of the Company.  An increase in the percentage of capital stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires capital stock in the Company in exchange for property will be treated as an acquisition of stock for purposes of this paragraph.

(ii)          Change in the Ownership of a Substantial Portion of the Company’s Assets.  A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in clause (iii) below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 80 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  There is no Change in Control under this clause (ii) when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided below in this clause (ii).  A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to (a) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its capital stock, (b) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (c) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding capital stock of the Company, or (d) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (ii)(c) of this paragraph.  For purposes of this clause (ii), a person’s status is determined immediately after the transfer of the assets.

(iii)       Persons Acting as a Group.  For purposes of clauses (i) and (ii) above, persons will not be considered to be acting as a group solely because they purchase or own capital stock or purchase assets of the Company at the same time.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets or capital stock, or similar business transaction with the Company.  If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets or capital stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. For purposes of this paragraph, the term “corporation” shall have the meaning assigned such term under Treasury Regulation section 1.280G-1, Q&A-45.

(iv)      Notwithstanding each of clauses (i) through (iii), a Change in Control above shall only be deemed to occur if such transaction constitutes a change in control event under Section 409A of the Code and any Treasury Regulations or other guidance issued thereunder.

(g)                        “Code” means the Internal Revenue Code of 1986, as amended.

(h)                       “Disability” means a determination by the Company in accordance with applicable law that as a result of a physical or mental injury or illness, Executive is unable to perform the essential functions of his job with or without reasonable accommodation for a period of (i) ninety (90) consecutive days; or (ii) ninety (90) days during any twelve (12) month period.

(i)                           “Disparaging” refers to those remarks, comments or statements that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

(j)                          “Good Reason” means the occurrence of any of the following: (1) a material breach by the Company of the terms of this Agreement; (2) a material reduction in Executive’s Base Salary without Executive’s consent, which consent may be determined in Executive’s discretion; (3) a material diminution in Executive’s title, authority, duties or responsibilities; or (4) a material change in the geographic location at which Executive performs services for the Company without Executive’s consent, which consent may be determined in Executive’s discretion; provided, however, that Executive must notify the Company within 90 days of the occurrence of any of the foregoing conditions that he considers it to be a “Good Reason” condition and provide the Company with at least 30 days in which to cure the condition.  If Executive fails to provide this notice and cure period prior to his resignation, or resigns more than six months after the initial existence of the condition, his resignation will not be deemed to be for “Good Reason.”

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY

DILIGENT BOARD MEMBER SERVICES, INC.

By:	/s/ Greg B. Petersen
Name: Greg B. Petersen
Title: Director

EXECUTIVE

/s/ Alessandro Sodi
Alessandro Sodi

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

EXHIBIT A

Assignment of Invention, Non-Disclosure and Non-Solicitation Agreement

ASSIGNMENT OF INVENTIONS, NON-DISCLOSURE AND NON-SOLICITATION AGREEMENT

Employee Name: Alessandro Sodi

In order for Diligent Board Member Services, Inc. and its parent company and direct and indirect subsidiaries and its and their successors and assigns (herein collectively referred to as the “Company”) to maintain a competitive edge, the Company must protect its inventions, discoveries, works of authorship and its proprietary technical and business information.

Therefore, as a condition of employment with the Company, I agree as follows.

DEFINITIONS

1.              “Inventions” means any new or useful art, discovery, new contribution, finding or improvement (including without limitation any technology, computer programs, test, concept, idea, apparatus, device, mechanism, equipment, machinery, process, method, composition of matter, formula or technique), whether or not patentable, and all know-how related thereto, that has been made, created, developed, written or conceived by me (i) in the course of my employment, (ii) relating to the actual or anticipated business of the Company, or (iii) with the use of the Company’s time, material, proprietary information or facilities.

2.              “Works” means any materials for which copyright protection may be obtained, including without limitation literary works (including books, pamphlets, articles and other writings), mask works, artistic works (including designs, graphs, drawings, blueprints and other graphic works), computer programs, compilations, recordings, photographs, motion pictures and other audio-visual works that have been made, created, developed, written or conceived by me (i) in the course of my employment, (ii) relating to the actual or anticipated business of the Company, or (iii) with the use of the Company’s time, material, proprietary information or facilities.

3.              “Confidential Information” means information (i) disclosed to or known by me as a consequence of my employment with the Company, (ii) not generally known to others outside the Company, and (iii) which relates to the trade secrets or otherwise to the research, development efforts and methodologies, testing, engineering, manufacturing, marketing, sales, finances, operation (including without limitation any processes, formulae, methods, techniques, devices, know-how, manufacturing, processes, customer and prospect lists, sales statistics, tactics and projections, marketing strategies and plans, and personnel information or data), or other non-public information of the Company or of any other party which has entrusted such information to the Company in confidence.

DISCLOSURE AND ASSIGNMENT OF INVENTIONS AND WORKS

4.              I will promptly disclose to the Company in writing, all Inventions and Works which are conceived, made, discovered, written or created by me alone or jointly with someone else on the Company’s time or on my own time, while I have been or continued to be employed by the Company.

5.              All Works created by me, alone or with others, are and shall be deemed “works made for hire” under the copyright laws and are and shall be owned by the Company.

6.              I hereby assign to the Company all of my rights in all Inventions, and in all Works to the extent such Works may not, by operation of law, be works made for hire.

7.              I will give the Company all assistance it reasonably requires to perfect, protect, and use its rights to Inventions and Works. In particular, I will sign all documents, do all things, and supply all information that the Company considers necessary or desirable to transfer or record the transfer of my entire right, title and interest in Inventions and Works; and to enable the Company to obtain patent, copyright, or other legal protection for Inventions and Works. Any out-of-pocket expenses will be paid by the Company.

8.              I acknowledge that my work responsibilities may require me to create, develop or work on Inventions on behalf of the Company. I will immediately communicate to the President of the Company (or such other individual as the President may designate from time to time) a full and complete disclosure of each and every Invention conceived or made by me whether solely or jointly with others (a) while in the employ of the company, whether or not while actually engaged in the Company’s affairs, and (b) within two years subsequent to termination of said employment for any reason.

I agree to assign and transfer to the Company, without any separate remuneration or compensation other than the wages or salary received or compensation paid to me from time to time in the course of my employment by the Company, my entire right, title and interest in and to all inventions conceived or made by me, together with all United States and foreign patent rights and any other legal protection in and with respect to any and all such inventions (a) while in the employ of the Company, whether or not while I was actually engaged in the Company’s affairs, or (b) within two years subsequent thereto and as a direct or indirect result of such employment.  Upon request by the Company, I agree to execute and deliver all appropriate patent applications for securing all United States and foreign patents on all such inventions, and to do, execute, and deliver any and all acts and instruments that may be necessary or proper to vest all such inventions and patents in the Company or its designee, and to enable the Company or its designee to obtain all such letters patent. I agree to render to the Company or its designee all such assistance as it may require in the prosecution of all such patent applications and applications for the reissue of such patents and in the prosecution or defense of all interferences which may be declared involving any of said patent applications or patents. I further agree not to contest the validity of any patent, United States or foreign, which is issued to the Company or its designee, on which I made any contribution, or in which I participated in any way, and not to assist any other party in any way in contesting the validity of any such patent. I further agree that the obligations and undertakings stated in this paragraph shall continue beyond the termination of my employment by the Company, but if I shall be called upon to render such assistance after the termination of his employment, I shall be entitled to a fair and reasonable per diem fee in addition to reimbursement of any expenses incurred at the request of the Company.

9.              As a matter of record, I understand that I may include a complete list of inventions made by me prior to the date of employment by the Company as an appendix to this Agreement. Only those inventions so listed shall be deemed to be excluded from the terms and conditions of this Agreement.

Other than these, I do not claim to own or control rights in any inventions or works subject to copyright and will not assert any such rights against the Company.

NONDISCLOSURE OF CONFIDENTIAL INFORMATION

10.       I will not disclose or use any of the Confidential Information for the benefit of myself or another, unless directed or authorized in writing by the Company to do so, for a period of two (2) years following my termination of employment with the Company.

11.       I understand that if I possess any proprietary information of another person or company as a result of prior employment or otherwise, the Company expects and requires that I will honor any and all legal obligations that I have to that person or company with respect to proprietary information, and I will refrain from any unauthorized use or disclosure of such information.

INSIDER TRADING

12.       I hereby affirm that I am aware of and understand my responsibility to safeguard Confidential Information, and will not use or share such information for securities trading purposes or for any other purpose except to conduct Company business.  To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal.  Unauthorized use, disclosure or distribution of this information may result in disciplinary action and could also be illegal and result in criminal and civil penalties.

RETURN OF COMPANY PROPERTY

13.       All documents and other tangible property relating in any way to the business of the Company are the exclusive property of the Company (even if I authored or created them). I agree to return all such documents and tangible property to the Company upon termination of employment or at such earlier time as the Company may request me to do.

NON-SOLICITATION OF ACCOUNTS

14.       During my employment, and for two (2) years after termination of employment with the Company, I will not solicit, induce, or attempt to induce any past or current customer of the Company whose identities as such were first made known to me or with whom I first had direct contact in the course of my employment (a) to stop doing business with or through the Company, or (b) to do business with any other person, firm, partnership, corporation or other entity that provides products or services materially similar to or competitive with those provided by the Company.

NON-SOLICITATION OF EMPLOYEES

15.       During my employment by the Company and (with respect to employment or affiliation involving products or services competitive with those of the Company) for two (2) years thereafter, I shall not, directly or indirectly, induce or attempt to induce any employee of the Company to accept employment or affiliation with another firm or entity of which I am an employee, owner, partner or consultant.

SEVERABILITY

16.       If a provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms. Further, if any provision is held to be overbroad as written, that provision should be considered to be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

GOVERNING LAW

17.       This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the United States of America and of the State of New York, without reference to the choice of law rules of New York.

BURDEN AND BENEFIT

18.       The Company may assign its rights and delegate its duties and obligations under this Agreement to any successor in interest, whether by merger, consolidation, sale of assets, or otherwise. This Agreement shall be binding whether it is between me and the Company or between me and any successor or assigns of the company.

NO EFFECT ON TERM OF EMPLOYMENT; TERM

19.       Nothing in this Agreement prevents or limits my right to terminate my employment at any time for any reason, and nothing in this Agreement prevents or limits the Company from terminating my employment at any time for any reason. I understand and agree that there exist no promises or guarantees of permanent employment or employment for any specified term by the Company. I acknowledge and agree that the terms and conditions hereof memorialize the agreement that has governed my employment by the Company since I was first employed by the Company, whether as an employee or independent contractor.

20.       I agree that injunctive or other equitable relief would be necessary to remedy any breach of my duties or obligations under this Agreement, and I waive the posting of a bond by the Company in connection with such relief.

ENTIRE AGREEMENT

21.       I understand that this Agreement contains the entire agreement and understanding between the Company and me with respect to the provisions contained in this Agreement, and that no representations, promises, agreements, or understandings, written or oral, related thereto which are not contained in this Agreement will be given any force or effect. No change or modification of this Agreement will be valid or binding unless it is in writing and signed by the party against whom the change or modification is sought to be enforced. I further understand that even if the Company waives or fails to enforce any provision of this Agreement in one instance that will not constitute a waiver of any other provisions of this Agreement at this time, or a waiver of that provision at any other time.

AGREED:
Diligent Board Member Services, Inc.

Employee:

By:	/s/ Alessandro Sodi	By:	/s/ Greg B. Petersen
Name: Alessandro Sodi		Name: Greg B. Petersen
Date: June 20, 2014		Title: Director